                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              --------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  DECEMBER 31, 1997

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Georgia                            0-270576                       58-2112366
 ----------------------------          ------------------------        ----------------------
(State or other jurisdiction            (Commission File Number)            (IRS Employer
      of incorporation)                                                Identification Number)

   1850 Parkway Place, Suite 1100, Marietta, Georgia                       30067
--------------------------------------------------------------------------------
       (Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:     (770) 423-8450
                                                   ----------------------------

                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

        (a) On December 31, 1997, Healthdyne Information Enterprises, Inc. ("HIE" or the "Company") exercised its option (the "Option") to acquire the 50% equity ownership interest in Criterion Health Strategies, Inc. ("CHS") held by The Southern Venture Fund II, L.P. ("SVFII") in exchange for 416,666 shares of HIE common stock, par value $.01 per share, together with associated preferred stock purchase rights (the "Common Stock"). As a result of the Option exercise, CHS became a wholly-owned subsidiary of HIE. In connection with the Option exercise, HIE amended the warrant to purchase 50,000 shares of the Company's Common Stock which HIE had previously issued to SVFII to change the per share warrant exercise price from $4.5625 to the average of the closing prices of the Common Stock as quoted on the Nasdaq National Market for the five trading days prior to December 31, 1997, or approximately $1.59. In addition, the Company entered into agreements with SVFII, Brenton L. Teveit ("Teveit") and J. Edward Pearson, Jr. ("Pearson") to terminate and/or otherwise amend the various agreements and arrangements between such parties relative to their respective investments in CHS in order to effectuate the acquisition by HIE of a 100% equity interest in CHS pursuant to HIE's exercise of the Option.

        (b) Effective December 31, 1995, HIE increased its ownership interest in Healthcare Communications, Inc. ("HCI") to 100% by purchasing the remaining 43% equity interest held by certain other shareholders (the "HCI Shareholders") for approximately $6.2 million in deferred payments financed by two promissory notes. The first promissory note was paid in full by the Company in April 1996. The second promissory note (the "Note"), a convertible debenture in the original principal amount of $5,061,824.82, bearing interest at 6.4% per annum and secured by a portion of HCI common stock, was due on January 2, 1998. After a series of prepayments on, and amendments to, the Note, the amount owing thereunder in respect of principal and interest had been reduced to $3,897,900.76 as of January 2, 1998. In connection with the acquisition of 100% of HCI, the Company entered into a Settlement Agreement (the "Settlement Agreement") dated December 31, 1995 with the HCI Shareholders. In connection with certain transactions contemplated under the Settlement Agreement, Jerry D. Scott, one of the HCI Shareholders, executed a promissory note (the "Scott Note") payable to HCI in the principal amount of $300,000 and maturing on June 30, 1998.

        HIE subsequently asserted that it had certain claims against certain or all of the HCI Shareholders related to breaches of the representations and warranties of such shareholders contained in the Settlement Agreement. In order to settle such outstanding issues, the HCI Shareholders agreed to reduce the amount due under the Note by $250,000 on a pro rata basis in exchange for a release by HIE of all such claims. In addition, the Company and Mr. Scott agreed to offset against the amount owing to Mr. Scott under the Note by an amount equal to the indebtedness owing by Mr. Scott to HCI under the Scott Note (including accrued interest thereon), in exchange for which the Scott Note would be canceled. On January 2, 1998, the Note as so modified was paid in full by the Company for approximately $3.3 million in cash, and the Scott Note was canceled.


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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (c)    Exhibits.

Exhibit
Number         Description
------         -----------
2.1            First Amendment to Option Agreement dated December 31, 1997 between HIE and SVFII.

2.2            Amended and Restated Stock Purchase Warrant dated December 31,
                      1997 between HIE and SVFII.

2.3            Agreement dated December 31, 1997 relative to termination or amendment of the ancillary agreements between HIE, SVFII and CHS.

2.4            Termination of Incorporation Agreement dated December 31, 1997 between HIE, SVFII, CHS, Teveit and Pearson.

10.1           Estoppel Agreement January 2, 1998 between HIE and the HCI
                      Shareholders.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HEALTHDYNE INFORMATION ENTERPRISES, INC.



                                    By: /s/ Joseph G. Bleser
                                        ---------------------------------------
                                    Name:   Joseph G. Bleser
                                    Title:  Executive Vice President, Chief
                                            Financial Officer, Treasurer and
                                            Secretary


Date:   January 28, 1998


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


                                  EXHIBIT INDEX

Exhibit
Number       Description
------       -----------
2.1          First Amendment to Option Agreement dated December 31, 1997 between
                      Healthdyne Information Enterprises, Inc. ("HIE") and The
                      Southern Venture Fund II, L.P. ("SVFII").

2.2          Amended and Restated Stock Purchase Warrant dated December 31, 1997 between HIE and SVFII.

2.3          Agreement dated December 31, 1997 relative to termination or amendment of the ancillary agreements between HIE, SVFII and Criterion
                      Health Strategies, Inc. ("CHS").

2.4          Termination of Incorporation Agreement dated December 31, 1997 between HIE, SVFII, CHS, Brenton L. Teveit and J. Edward
                      Pearson, Jr.

10.1         Estoppel Agreement January 2, 1998 between HIE and Jerry  Scott,
                      Walter Carozza, George Schwend, Keith Voigts, Larry
                      Streepy, Steve Fraser, JMS Charitable Trust, ESS
                      Charitable Trust, ESS Inheritance Trust, MLS Charitable
                      Trust, MLS Inheritance Trust and CBS Charitable Trust.


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